As filed with the Securities and Exchange Commission on August 30, 2018.

Registration Nos. 333-65827, 333-44528 and 333-210759

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 20 TO REGISTRATION NO. 333-65827

POST-EFFECTIVE AMENDMENT NO. 9 TO REGISTRATION NO. 333-44528

and

POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION NO. 333-210759

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

WADDELL & REED FINANCIAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0261715
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6300 Lamar Avenue

Overland Park, Kansas

66202

(Address of Principal Executive Offices, including Zip Code)

1998 EXECUTIVE STOCK AWARD PLAN, AS AMENDED AND RESTATED,

1998 NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN, AS AMENDED AND RESTATED AND

1998 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full Title of the Plans)

MARK P. BUYLE SENIOR VICE PRESIDENT, GENERAL COUNSEL CHIEF LEGAL OFFICER AND SECRETARY WADDELL & REED FINANCIAL, INC. 6300 LAMAR AVENUE OVERLAND PARK, KANSAS 66202 (913) 236-2000	COPY TO: GLEN J. HETTINGER NORTON ROSE FULBRIGHT US LLP 2200 ROSS AVENUE, SUITE 2800 DALLAS, TEXAS 75201 (214) 855-8000
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note:

This Post-Effective Amendment to Registration Statements on Form S-8 (this “Post-Effective Amendment”) constitutes (1) Post-Effective Amendment No. 20 to Registration Statement on Form S-8, Registration No. 333-65827, filed on October 16, 1998, (2) Post-Effective Amendment No. 9 to Registration Statement on Form S-8, Registration No. 333-44528, filed on August 25, 2000, and (3) Post-Effective Amendment No. 3 to Registration Statement on Form S-8, Registration No. 333-210759, filed on April 14, 2016.

This Post-Effective Amendment is being filed solely for the purpose of permitting the resale of control securities that (i) have been or will be acquired by the selling stockholders under Waddell & Reed Financial, Inc.’s 1998 Stock Incentive Plan, as amended and restated, and (ii) have been acquired by the selling stockholders under Waddell & Reed Financial, Inc.’s 1998 Executive Stock Award Plan, as amended and restated, and 1998 Non-Employee Director Stock Award Plan, as amended and restated, in each case, pursuant to the resale prospectus that forms a part of this Post-Effective Amendment.  The resale prospectus contained herein is intended to be a combined prospectus under Rule 429 of the Securities Act of 1933, as amended, and has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reoffers or resales of the shares that have been or will be acquired by the selling stockholders.

PROSPECTUS

WADDELL & REED FINANCIAL, INC.

1,519,286 SHARES

CLASS A COMMON STOCK, $.01 PAR VALUE

ACQUIRED PURSUANT TO THE WADDELL & REED FINANCIAL, INC.

1998 EXECUTIVE STOCK AWARD PLAN, AS AMENDED AND RESTATED,

1998 NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN, AS AMENDED AND RESTATED AND

1998 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

Our stockholders identified below under the caption “Selling Stockholders” may offer to sell up to 1,519,286 shares of our Class A common stock.

We have already issued to the selling stockholders the shares being offered by the selling stockholders, or we will issue the shares being offered by the selling stockholders prior to the sale of the shares.  This offering is not part of the original issuance of the shares of Class A common stock.  We will not receive any of the proceeds from the selling stockholders’ sale of their shares.  The selling stockholders may offer the shares in transactions on the New York Stock Exchange (the “NYSE”), in negotiated transactions, or through a combination of these methods.  The selling stockholders may offer the shares at prices relating to the prevailing market prices or at negotiated prices.

Our Class A common stock is quoted on the NYSE under the symbol “WDR.”  On August 28, 2018 the last sale price of the Class A common stock, as reported on the NYSE, was $20.42 per share.  Our principal executive offices are located at 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone number:  (913) 236-2000).

INVESTING IN THE CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Prospectus or to which we have referred you.  We have not authorized anyone to provide you with information that is different from that contained in this Prospectus.  The selling stockholders may offer to sell, and seek offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Class A common stock.

This Prospectus is dated August 30, 2018.

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with the Exchange Act, file annual, quarterly and current reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”).  Reports, proxy statements, information statements, and other information may be inspected without charge at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  Copies of these filing materials may be obtained from the Public Reference Room of the SEC at prescribed rates.  Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-732-0330.  Reports, proxy statements, information statements, and other information can also be inspected at the offices of the NYSE, 11 Wall Street 15th Floor, New York, New York 10005.  The SEC maintains a Web site that contains information filed with the SEC.  The SEC’s Web site address is http://www.sec.gov.  We maintain a Web site at http://www.ir.waddell.com.  Information on our Web site is not incorporated into this Prospectus or our other securities filings, and is not a part of these filings.

In addition, our Annual Report on Form 10-K for the year ended December 31, 2017 (without exhibits) is available via the Internet at our Web site (http://www.ir.waddell.com).  We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

We have filed with the SEC Registration Statements on Form S-8, with exhibits thereto (collectively, the “Registration Statements”), under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Class A common stock offered by this Prospectus.  This Prospectus does not contain all information set forth in the Registration Statements.  Certain parts of the Registration Statements have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the Registration Statements, which can be inspected at the Public Reference Room of the SEC or the SEC’s Web site at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of that person, a copy of any or all of the documents incorporated by reference into this Prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Prospectus incorporates).  Requests should be directed to:

Waddell & Reed Financial, Inc.

6300 Lamar Avenue

Overland Park, Kansas  66202

Attn:  Secretary

(913) 236-2000

The following documents previously filed by us with the SEC pursuant to the Securities Act and the Exchange Act are incorporated into this Prospectus by reference and are deemed a part of this Prospectus:

(a)                                 Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018;

(b)                                 The portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 2, 2018, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(c)                                  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the SEC on May 4, 2018 and August 3, 2018, respectively;

(d)                                 Our Current Reports on Form 8-K, filed with the SEC on January 18, 2018, February 20, 2018, April 18, 2018 and May 1, 2018 (other than information furnished pursuant to Item 2.02 and Item 7.01 and any related exhibits of any Current Report on Form 8-K); and

(e)                                  The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 27, 1998, including any amendment or report filed for the purpose of updating such description.

All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus (other than such portions and exhibits of the respective filings that were furnished pursuant to Items 2.02 or 7.01 of Current Reports on Form 8-K and not deemed filed under the Exchange Act) will be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of those documents.  Any statement incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified, replaced or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this Prospectus modifies, replaces or supersedes that statement.  Any statement so modified, replaced or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this Prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus and accompanying prospectus supplements, if any, contain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The statements reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those disclosed in the “Risk Factors” section below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  All forward-looking statements contained in or incorporated by reference in this prospectus and accompanying prospectus supplements, if any, are based upon information available to us on the date such statements are made.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

RISK FACTORS

An investment in our securities involves risks.  You should carefully consider the following risk factors before investing in our securities.  The risks described below are not the only ones that we face.  Additional risks of which we do not yet know or that we currently think are immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected.  In such case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.  You should also refer to the other information set forth in this Prospectus.

MARKET AND COMPETITION RISKS

We Could Experience Adverse Effects On Our Market Share Due To Strong Competition From Numerous And Sometimes Larger Companies. The investment management industry is highly competitive.  We compete with stock brokerage firms, mutual fund companies, investment banking firms, insurance companies, banks, internet investment sites, mobile investment products, automated financial advisors, registered investment advisers, and other financial institutions and individuals based on a number of factors, including investment performance, the level of fees charged, the quality and diversity of products and services offered, name recognition and reputation, and the ability to develop new investment strategies and products to meet the changing needs of investors. Many of these competitors not only offer mutual fund investments and services, but also offer an ever-increasing number of other financial products and services. Many of our competitors have more products and product lines, services and brand recognition and also may have substantially greater assets under management.  See Item 1 — “Business — Competition” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018 (the “2017 Form 10-K).

Many larger mutual fund complexes have developed more extensive relationships with brokerage houses that have large distribution networks, which may enable those fund complexes to reach broader client bases. In recent years, there has been a trend of consolidation in the mutual fund industry resulting in stronger competitors with greater financial resources than us.

There has also been a trend toward online internet financial services and financial services that are based on mobile applications or automated processes as clients increasingly seek to manage their investment portfolios digitally.  This is leading to increased utilization of “robo” adviser platforms. If existing or potential customers decide to invest with our competitors instead of with us, our market share could decline, which could have a material adverse effect on our business.

We have faced significant competition in recent years from lower fee, passive investment strategies.  Investment advisers that emphasize passive products have gained, and may continue to gain, market share from active managers like us, which could have a material impact on our business.

We Could Lose Market Share To Competitors That Have Broader Investment Product Offerings.  There are a number of asset classes and product types that are not well covered by our current products and services. When these asset classes or products are in favor with investors, our competitors may receive outsized flows compared to others in the industry.  As a result, we may miss the opportunity to gain the assets under management that are being invested in these assets and face the risk of our managed assets being withdrawn in favor of competitors who provide services covering these classes or products.  For example, to the extent there is a trend in the asset management business in favor of passive products, such as index and certain types of exchange-traded funds, it favors our competitors who provide those products over active managers like us. In addition, we are not typically the lowest cost provider of asset management services. To the extent that we compete on the basis of price, we may not be able to maintain our current fee structure, which could adversely affect our operating revenues.

Our Business And Prospects Could Be Adversely Affected If The Securities Markets Decline. Our results of operations are affected by certain economic factors, including the success of the securities markets. There are often substantial fluctuations in price levels in the securities markets. These fluctuations can occur on a daily basis and over longer periods as a result of a variety of factors, including national and international economic and political events, broad trends in business and finance, and interest rate movements.  Adverse market conditions, particularly in the U.S. domestic stock market due to our high concentration of assets under management in that market, and lack of investor confidence could result in investors further withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect our revenues, earnings and growth prospects.

Our revenues are, to a large extent, investment management fees that are based on the market value of assets under management.  A decline in the securities market may cause the value of our assets under management to decline or cause investors to redeem assets in favor of investments they perceive offer greater opportunity or lower risk, both of which decrease investment management and other fees and could significantly reduce our revenues and earnings.  We do not hedge our revenue stream from this risk through derivatives or other financial contracts.  Our growth is dependent to a significant degree upon our ability to attract and retain mutual fund assets, and, in an adverse economic environment, this may prove more difficult.  The combination of adverse market conditions reducing both sales and investment management fees could compound one another and materially affect our business.

There May Be Adverse Effects On Our Business If Our Funds’ Performance Declines.  Success in the investment management and mutual fund businesses, including the growth and retention of assets under management, is dependent on the investment performance of client accounts relative to market conditions and the performance of competing funds. Good relative performance stimulates sales of the Funds’ shares and tends to keep redemptions low.  Sales of the Funds’ shares in turn generate higher management fees and distribution revenues. Good relative performance also attracts institutional and separate accounts.  It may also result in higher ratings or rankings by research services such as Morningstar, Lipper or eVestment Alliance, which may compound the foregoing effects. Conversely, poor relative performance results in decreased sales, increased redemptions of the Funds’ shares and the loss of institutional and separate accounts, resulting in decreases in our assets under management and revenues.  Poor investment performance also may adversely affect our ability to expand the distribution of our products through unaffiliated third parties.  Further, any drop in market share of mutual fund sales in our retail broker-dealer channel may further reduce profits as sales of unaffiliated mutual funds are less profitable than sales of our affiliated mutual funds.  As of December 31, 2017, 29% our assets under management were concentrated in five Funds. As a result, our operating results are significantly affected by the performance of those Funds and our ability to minimize redemptions from and maintain assets under management in those Funds. If we experienced a significant amount of redemptions of those Funds for any reason, our revenues would decline and our operating results would be adversely affected. Further, any adverse performance of those Funds may also indirectly affect the net sales and redemptions in our other products, which in turn, may adversely affect our business.  We have experienced net outflows in recent years due in part to underperformance of our mutual funds and depressed sales. During fiscal years 2017 and 2016, we had $11.4 billion and $25.3 billion of net outflows, respectively.

In the ordinary course of our business, we may reduce or waive investment management fees, or limit total expenses, on certain products or services for particular time periods to manage fund expenses, or for other reasons, and to help retain or increase assets under management. If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced. From time to time, we may experience poor investment performance, on a relative or absolute basis, in certain products or accounts that we manage, which may contribute to a significant reduction in our assets under management and revenues.  In recent years we have experienced a decline in investment performance for several of our investment products, particularly in connection with shorter-term performance.  There is typically a lag before improvements in investment performance produce a positive effect on asset flows. The implementation of new fiduciary standards could also reduce asset flows in the event of underperformance.   There can be no assurances as to when, or if, investment performance issues will cease to negatively influence our assets under management and revenues.

Changes In The Distribution Channels In Which We Operate Could Reduce Our Net Revenues and Adversely Affect Our Assets Under Management, Revenues and Growth Prospects.  Our ability to market and distribute mutual funds and other investment products we manage is significantly dependent on access to third party financial intermediaries that distribute these products.  We sell a significant portion of our investment products through a variety of such intermediaries, including major wire houses, national and regional broker-dealers, defined contribution plan administrators, retirement platforms and registered investment advisers.  Assets under management in our retail unaffiliated channel at December 31, 2017 were $31.1 billion, or 38% of total assets under management.    It would be difficult for us to acquire or retain the management of those assets without the assistance of the intermediaries.  As third party intermediaries rationalize and reduce the number of product offerings on their platforms, including in response to new fiduciary standards , we cannot provide assurances that we will be able to maintain an adequate number of investment product offerings, or access to these intermediaries, which could have a material adverse effect on our business.  Relying on third party intermediaries also exposes us to the risk of increasing costs of distribution, as certain intermediaries with which we conduct business charge fees (largely determined by the distributor) to maintain access to their distribution networks.  If we choose not to pay such fees, our ability to distribute through those intermediaries would be limited; significant increases in such fees will cause our distribution costs to increase, which could lower our profitability.  In addition, over time certain sectors of the financial services industry have become considerably more concentrated, as financial institutions involved in a broad range of financial services have been acquired by or merged into other firms.  In April 2016, the U.S. Department of Labor (the “DOL”)adopted regulations that, among other things, treated as fiduciaries any person who provides investment advice or recommendations to employee benefit plans, plan fiduciaries, plan participants, plan beneficiaries, IRAs or IRA owners (the “DOL Fiduciary Rule”).  Although the DOL Fiduciary Rule has been vacated by the U.S. Court of Appeals for the Fifth Circuit, other regulators have enacted or proposed other fiduciary standards that could require modifications to our distribution activities and may impact our ability to service clients or engage in certain types of distribution or other business activities.  The convergence of all of these activities could result in our competitors gaining greater resources, and we may experience pressure on our pricing and market share as a result, and as some of our competitors seek to increase market share by reducing prices.  If these changes continue, our distribution costs could increase as a percentage of our revenues generated.  We could experience lower sales or incur higher distribution costs or other developments, which could have an adverse effect on our results of operations if third party selling agreements are terminated or there is a change in the terms of those agreements.

Approximately half of our assets under management, $43.7 billion, or 54%, as of December 31, 2017 are held in our retail broker-dealer channel.  The investment products distributed in our retail broker-dealer channel include our affiliated mutual funds and other products, as well as products issued by unaffiliated mutual fund companies.  A significant portion of the sales in this channel are sales of affiliated mutual funds, upon which we earn higher revenues from asset management fees as compared to the sale of unaffiliated funds.  Sales of affiliated investment products in our retail broker-dealer channel may decrease (and redemptions increase) materially with the introduction of additional unaffiliated investment products in our advisory programs.  Further, qualified accounts, particularly IRAs, make up a significant portion of our assets under management and administration in this channel, and a significant portion of those retirement assets are invested in our affiliated products.  The introduction of additional unaffiliated products in this channel, sustained underperformance of key investment products, and the implementation of new fiduciary standards could cause us to experience lower sales of our affiliated investment products, increased redemptions, or other developments that may not be fully offset by higher distribution revenues or other benefits.  As a result, our assets under management, revenues and earnings may decline.  See “Legal, Regulatory and Tax Risks.”

Increasingly, investors, particularly in the institutional market, rely on external consultants and other third party financial professionals for advice on the choice of an investment adviser and investment portfolio. Further, the institutional separate account business uses referrals from investment consultants, investment advisers and other professionals.  These consultants and third parties tend to exert a significant degree of influence over their clients’ choices, and they may favor a competitor of ours.  We cannot assure that our investment offerings will be among their recommended choices in the future. The Company cannot be certain that it will continue to have access to these third party distribution channels or have an opportunity to offer some or all of its investment products through these channels.  Further, their recommendations can change over time and we could lose their recommendation and their client assets under our management.  Any failure to maintain strong business relationships with these distribution sources and the consultant community could impair our ability to sell our products, which in turn could have a negative effect on our revenues and profitability.

A Significant Percentage Of Our Assets Under Management Are Distributed Through Our Retail Unaffiliated Channel, Which Has Higher Redemption Rates Than Our Retail Broker-Dealer Channel. In recent years, we have focused on expanding distribution efforts relating to our retail unaffiliated channel.  The percentage of our assets under management in the retail unaffiliated channel was 38% at December 31, 2017, and the percentage of our total sales represented by the retail unaffiliated channel was 61% for the year ended December 31, 2017.  The success of sales in our retail unaffiliated channel depends upon our maintaining strong relationships with certain strategic partners, third party distributors and institutional accounts, as well as on the performance of our investment products marketed through this channel.  Many of those distribution sources also offer investors competing funds that are internally or externally managed, or may reduce the number of competing products on their platforms through systemic rationalization and reduction, which could limit the distribution of our products. The loss of any of these distribution channels and the inability to continue to access new distribution channels could decrease our assets under management and adversely affect our results of operations and growth.  There are no assurances that these channels and their client bases will continue to be accessible to us.  The loss or diminution of the level of business we do with those providers could have a material adverse effect on our business.  Compared to the industry average redemption rate of 22.9% and 25.4% for the years ended December 31, 2017 and 2016, respectively, the retail unaffiliated channel had redemption rates of 40.1% and 63.7% for the years ended December 31, 2017 and 2016, respectively.  Redemption rates were 15.6% and 11.1% for our retail broker-dealer channel in the same periods, reflecting the higher rate of transferability of investment assets in the retail unaffiliated channel.  However, the modernization of our brokerage and advisory platforms and products and the introduction of additional unaffiliated investment products in our advisory programs, as well as changes resulting from the possible implementation of new fiduciary standards, may result in a higher redemption rate in our retail broker-dealer channel, as independent financial advisors may move to sell more unaffiliated products.  An increase in the sale of unaffiliated mutual funds compared to sales of the Funds in our retail broker-dealer channel may reduce profits, as sales of unaffiliated mutual funds are less profitable than sales of our Funds.  See “Legal, Regulatory and Tax Risks.”

Fee Pressures Could Reduce Our Revenues And Profitability. There is an accelerating trend toward lower fees in some segments of the investment management business. The SEC has adopted rules that are designed to alter mutual fund corporate governance, which could result in further downward pressure on investment advisory fees in the mutual fund industry. Investors and clients are increasingly fee sensitive. Active management continues to experience pressure by increased flows to lower fee passive products.  This trend has resulted in pressure on active management firms to reduce fees to compete with passive products.  New fiduciary standards could increase fee pressure as financial advisors may have more fee sensitivity given their new fiduciary role.  In addition, competition could cause us to reduce the fees we charge for products and services.  In the event that competitors charge lower fees for substantially similar products, we may be forced to compete on the basis of price in order to attract and retain customers.  The investment management agreements with the Funds continue in effect from year to year only if approved by the Funds’ board of trustees. Periodic review of these advisory agreements could result in a reduction in investment management fee revenues received from the Funds. Accordingly, there can be no assurance that we will be able to maintain our current fee structure.  Fee reductions on existing or future new business could reduce our operating revenues and may adversely affect our business, future revenue and profitability.

The fees we earn vary depending on the type of asset managed, the type of client, the type of asset management product or service provided and whether the product is sub-advised.  A shift in the mix of our assets under management from higher revenue-generating assets to lower revenue-generating assets may result in a decrease in our operating revenues even if our aggregate assets under management do not change.  There can be no assurance that we will achieve a more favorable product mix in the future.  See “Legal, Regulatory and Tax Risks.”

Our Ability To Attract And Retain Key Personnel Is Significant To Our Success And Growth. Our success is largely dependent on our ability to attract and retain highly skilled personnel, including our corporate officers, portfolio managers, investment analysts, and sales and client relationship personnel, many of whom have specialized expertise and extensive experience in our industry.  The market for experienced asset management personnel is extremely competitive, and is increasingly characterized by the movement of employees among different firms.  Most of our employees do not have employment contracts, and generally can terminate their employment with us at any time.  Those employees who are subject to employment contracts are generally eligible to terminate their employment at any time upon written notice.  Due to the competitive market for these professionals and the success of our highly skilled employees, our costs to attract and retain key personnel are significant.  If we are unable to offer competitive compensation or otherwise attract and retain talented individuals, the Company’s ability to compete effectively and retain its existing clients may be materially impacted.  Because the investment track record of many of our products and services is often attributed to a small number of individual employees, the departure of one or more of these employees could damage our reputation and result in the loss of assets or client accounts, which could have a material adverse effect on our results of operations and financial condition.  If we are unable to attract and retain qualified personnel, it could damage our reputation, make it more difficult to retain and attract new employees, cause our retention costs to increase significantly, and materially adversely impact our financial condition and results of operations.

Additionally, a significant portion of the sales of our mutual funds, investment products, annuities and insurance products are sold in our retail broker-dealer channel. Our growth prospects are directly affected by the quality, quantity and productivity of these financial advisors who continue to manage their independent practices through their association with us.

There May Be An Adverse Effect On Our Business If Our Investors Redeem The Assets We Manage On Short Notice.  Our investment management agreements with institutions and other non-mutual fund accounts are generally terminable upon relatively short notice, and investors in the Funds that we manage may redeem their investments in the Funds at any time without prior notice.  Institutional and individual clients can terminate their relationships with us, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment trends, investment performance, changes in prevailing interest rates, changes in investment preferences of clients, changes in our reputation in the marketplace, changes in management or control of clients or third party distributors with whom we have relationships, loss of key investment management or other personnel, and financial market performance.  In addition, in a declining securities market, the pace of mutual fund redemptions and withdrawal of assets from other accounts could accelerate. Poor investment performance generally or relative to other investment management firms tends to result in decreased purchases of Fund shares, increased redemptions of Fund shares, and the loss of institutional or individual accounts.  The risk of our investors redeeming their investments in the Funds on short notice has increased materially due to the level of assets in our retail unaffiliated channel and the high concentration of assets in certain Funds in this channel.  Additionally, redemptions in our retail broker-dealer channel may increase materially with the introduction of additional unaffiliated investment products in our advisory programs.  The implementation of new fiduciary standards could also result in increased redemptions.  An increase in redemptions and the corresponding decrease in our assets under management may have a material adverse effect on our business.

There May Be Adverse Effects On Our Business Upon The Termination Of, Or Failure To Renew, Certain Agreements.  A majority of our revenues are derived from investment management agreements with the Funds that, as required by law, are terminable on 60 days’ notice. Each investment management agreement must be approved and renewed annually by the disinterested members of each Fund’s board of trustees or its shareholders, as required by law.  Additionally, our investment management agreements provide for automatic termination in the event of assignment, which includes a change of control, without the consent of our clients and, in the case of the Funds, approval of the Funds’ board of trustees and shareholders to continue the agreements.  There can be no assurances that our clients will consent to any assignment of our investment management agreements, or that those and other contracts will not be terminated or will be renewed on favorable terms, if at all, at their expiration and new agreements may not be available.  See “Item. 1 Business — Distribution Channels — Retail Unaffiliated Distribution Channel” and “Institutional Channel” of the 2017 Form 10-K.  The decrease in revenues that could result from any such event could have a material adverse effect on our business.

We May Be Unable To Develop New Products And Support Provided To New Products May Reduce Fee Revenue, Increase Expenses And Expose Us To Potential Loss On Invested Capital.  Our financial performance depends, in part, on our ability to develop, market and manage new investment products and services, which may require significant time and resources, as well as ongoing support and investment.  Substantial risk and uncertainties are associated with the introduction of new products and services, including the implementation of new and appropriate operational controls and procedures, shifting client and market preferences, the introduction of competing products or services, and compliance with regulatory requirements. A failure to continue to innovate to introduce new products and services, or to manage successfully the risks associated with such products and services, may impact our market share relevance and may cause our assets under management, revenue and earnings to decline.

Additionally, we may support the development of new investment products by waiving a portion of the fees we usually receive for managing such products, by subsidizing expenses, or by making seed capital investments.  There can be no assurance that new investment products we develop will be successful, which could have a material adverse effect on our business.  Failure to have or devote sufficient capital to support new products could have an adverse impact on our future growth.  Seed capital investments in new products utilize capital that would otherwise be available for general corporate purposes and expose us to capital losses due to investment market risk.  Our non-operating investment and other income could be adversely affected by the realization of losses upon the disposition of our investments or the recognition of significant other-than-temporary impairments in the case of our available-for-sale portfolio and the recognition of unrealized losses related to our sponsored investment portfolios that are held as trading and accounted for under the equity method.  We may use various derivative instruments to mitigate the risk of our seed capital investments, although some market risk would remain. The risk of loss may be greater for seed capital investments that are not hedged, or if an intended hedge does not perform as expected.  Our use of derivatives would result in counterparty risk in the event of non-performance by counterparties to these derivative instruments, regulatory risk and the risk that the underlying positions do not move in relation to the related derivative instruments.  As a result, volatility in the capital markets may affect the value of our seed capital investments, which may increase the volatility of our earnings and adversely affect our business.

The Failure Or Negative Performance Of Products Offered By Competitors May Cause Assets Under Management In Our Similar Products To Decline Irrespective Of The Performance Of Our Products.  Many competitors offer similar products to those offered by us and the failure or negative performance of competitors’ products or the loss of confidence in a product type could lead to a loss of confidence in similar products offered by us, irrespective of the performance of our products. Any loss of confidence in a product type could lead to redemptions in such products, which may cause the Company’s assets under management to decline and materially affect our business.

The Impairment Or Failure Of Other Financial Institutions Could Adversely Affect Our Business.  The investment management activities expose the Company, and the Funds and institutional clients we manage, to many different industries and counterparties.  We routinely execute transactions with counterparties, including brokers-dealers, commercial and investment banks, clearing organizations, mutual and hedge funds, and other institutional clients that expose us or the Funds or accounts we manage to operational, credit or other risks in the event that a counterparty with whom the Company transacts defaults on its obligations or if there are other unrelated systemic failures in the markets.  Although we regularly assess risks posed by counterparties, such counterparties may be subject to sudden swings in the financial and credit markets that may impair their ability to perform or they may otherwise fail to meet their obligations.  Any such impairment failure could negatively impact the performance of products or accounts we manage, which could lead to the loss of clients and may cause our assets under management, revenue and earnings to decline.

Regulations Restricting The Use Of “Soft Dollars” Could Result In An Increase In Our Expenses. On behalf of our mutual fund and investment advisory clients, we make decisions to buy and sell securities for each portfolio, select broker-dealers to execute trades, and negotiate brokerage commission rates. In connection with these transactions, we may receive “soft dollar credits” from broker-dealers that we can use to defray certain of our research and brokerage expenses consistent with Section 28(e) of the Investment Company Act of 1940, as amended. If regulations are adopted eliminating the ability of asset managers to use “soft dollars,” our operating expenses could increase.

LEGAL, REGULATORY AND TAX RISKS

Regulatory Risk Is Substantial In Our Business And Regulatory Reforms Could Have A Material Adverse Effect On Our Business, Reputation And Prospects.    Virtually all aspects of our business, including the activities of our parent company and our investment advisory and broker-dealer subsidiaries, are heavily regulated, primarily at the federal level.  See Item 1 — “Business — Regulation” of the 2017 Form 10-K. The regulatory environment in which we operate frequently changes and has seen a significant increase in regulation in recent years, which could have a material adverse effect on our business.

Potential impacts of current or proposed legal or regulatory requirements include, without limitation, the following:

•                  As part of the debate in Washington, D.C. related to the economy and the U.S. deficit, there has been increasing focus on the framework of the U.S. retirement system. Under the DOL Fiduciary Rule, firms and individuals who recommend financial products to retirement investors would have been subject to a new fiduciary standard to act in the best interest of the investor and, to receive variable compensation, would have been required to enter into a contract with clients and produce complex disclosure documents intended to highlight financial conflicts of interest that may arise from the compensation the financial advisor receives from firms like us.  As discussed in more detail below, new fiduciary standards may have wide-ranging consequences for the Company.  Although the DOL Fiduciary Rule has been vacated, many firms have already implemented changes because of the rule.  Additionally, changes to the current retirement system framework may impact our business in other ways. For example, proposals to reduce contributions to IRAs and defined contribution plans for certain individuals, as well as potential changes to defined benefit plans, may result in increased plan terminations and reduce our opportunity to manage and service retirement assets.

•                  The SEC has separately proposed a rule that would establish a uniform fiduciary duty standard applicable to broker-dealers that would cover both retirement and non-retirement account recommendations.  If adopted, the proposed SEC rule could have wide ranging impact on our business and the businesses of those parties through which we distribute our products.  For example, such a rule could result in increased costs or increased regulatory risks for the Company.  Such a rule could necessitate changes in our product structures in order to accommodate the new rule or changed business conditions.  In addition, it could reduce our opportunities to distribute our products through our current network of business partners and hinder our ability to develop new business relationships.  Fiduciary regulations at the state level could also result in increased costs or regulatory risks for the Company.

•                  In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law. The Dodd-Frank Act established enhanced regulatory requirements for non-bank financial institutions designated as “systemically important” by the Financial Stability Oversight Committee (“FSOC”). Under a final rule and interpretive guidance issued by the FSOC in April 2012, certain non-bank financial companies have been designated as Systemically Important Financial Institutions (“SIFIs”). Additional non-bank financial companies, which may include large asset management companies such as us, may be designated as SIFIs in the future.  We do not believe that mutual funds should be deemed SIFIs. Further, we do not believe SIFI designation was intended for traditional asset management businesses. However, if any of the Funds or our affiliates is deemed a SIFI, we would be subject to enhanced prudential measures, which could include capital and liquidity requirements, leverage limits, enhanced public disclosures and risk management requirements, annual stress testing by the Federal Reserve, credit exposure and concentration limits, supervisory and other requirements. These heightened regulatory obligations could, individually or in the aggregate, adversely impact our business and operations.

•                  Pursuant to the mandate of the Dodd-Frank Act, the Commodity Futures Trading Commission (the “CFTC”) and the SEC have promulgated rules that increase the regulation of over-the-counter derivatives markets. The CFTC has adopted certain amendments to its rules that would limit the ability of mutual funds and certain other products we sponsor to use commodities, futures, swaps, and other derivatives without additional registration. If our use of these products on behalf of client accounts increases so as to require registration, we would be subject to additional regulatory requirements and costs associated with registration.  The Dodd-Frank Act also expanded the CFTC’s authority to limit the maximum long or short position that any person may take in futures contracts, options on futures contracts and certain swaps. CFTC rules implementing this authority could apply to the activities of the Company and complying with these rules may negatively affect the Company’s financial condition or performance by requiring changes to existing strategies or preventing an investment strategy from being fully implemented.

•                  On July 23, 2014, the SEC adopted additional reforms regulating money market funds to address the perceived systemic risks that such funds present.  These reforms, which became effective in October 2016, require certain institutional non-government money market funds to operate with a floating net asset value (“NAV”), which allows the daily share prices of these funds to fluctuate along with changes in the market-based value of fund assets, and require all non-government money market funds to impose liquidity fees and redemption limits or “gates” when fund liquidity is depleted. Government and retail money market funds will continue using current pricing and accounting methods to seek to maintain a stable NAV. The new rules do not apply to government (non-municipal) money market funds, although such funds may “opt-in” to the new liquidity fee and redemption gate provisions if previously disclosed to investors.  The SEC also adopted other reforms for money market funds, including additional disclosure and reporting requirements, tightening of diversification requirements, and enhanced stress testing.   The impact of the rules that affect the structure of the funds on our business remains uncertain as clients continue to decide which products fit their investment needs.  The new rules have impacted both the money market funds and shareholders in the form of additional implementation costs and ongoing operational costs.  The changes have required extensive client communications to avoid confusion concerning product changes and will likely limit the returns these Funds can generate in exchange for additional liquidity and shortened maturities.

•                  The SEC and its staff continue to engage in various initiatives and reviews that seek to modify the regulatory structure governing the asset management industry, and registered investment companies in particular.  In 2016, the SEC adopted new rules to revise Form ADV and establish Form N-PORT, which require mutual funds to report information about their monthly portfolio holdings to the SEC in a structured data format and impose further reporting obligations on us and the Funds.  These filings have required, and will continue to require, significant investments in people and systems to ensure timely and accurate reporting.  In late 2016, the SEC adopted new rules that require registered open-end funds to adopt liquidity risk management programs with specific requirements for measuring and reporting the liquidity of fund holdings.  These rules could limit investment opportunities for certain Funds we manage and may increase our management and administration costs, with potential adverse effects on our revenues, expenses and results of operations.  The SEC has also been directed toward risk identification and controls in trading practices, cyber-security and the evaluation of systemic risks and has indicated an intention to propose new rules for transition planning by asset managers, including the transfer of client assets.  When finalized, these new rules can be expected to add additional reporting and compliance costs and may affect the development of new products and the ability to continue to offer certain strategies through a registered investment company format.

•                  There has been increased global regulatory focus on the manner in which intermediaries are paid for distribution of mutual funds. Changes to long-standing market practices related to fees or enhanced disclosure requirements may negatively impact sales of mutual funds by intermediaries, especially if such requirements are not applied to other investment products.

•                  In recent years the asset management and financial services industries have experienced heightened regulatory examinations and inspections, including enforcement reviews, and a more aggressive posture regarding commencing enforcement proceedings resulting in fines, penalties and additional remedial activities to firms and to individuals. Such an enforcement proceeding, if involving the Company, also could lead to potential harm to business reputation and could result in loss of client relationships.  Without limiting the generality of the foregoing, regulators in the U.S. have taken, and can be expected to continue to take, a more aggressive posture on bringing enforcement proceedings.

At this time, we cannot predict the nature or full impact of future changes to the legal and regulatory requirements applicable to our business, nor the extent to which current or future proposals, or possible enforcement proceedings, will impact our business. All of these new and developing laws and regulations are likely to result in greater compliance and administrative burdens on the Company, including the investment of significant management time and resources in order to satisfy new regulatory requirements or to compete in a changed business environment, and the imposition of new compliance costs and/or capital requirements, including costs related to information technology systems.  The evolving regulatory environment may impact a number of our service providers and, to the extent such providers alter their services or increase their fees, it may impact our expenses or those of the products we offer.  Changes in current rules and regulations that impact the business and financial communities generally, including changes in current legal, regulatory, accounting or compliance requirements, including state and federal taxation, or in governmental policies, could have a material adverse impact on our results of operations, financial condition or liquidity.

New Fiduciary Regulations Could Result In Material Changes In Our Business Model, Operations And Procedures, Including Our Distribution Channels And Product Offerings, Which Could Have A Material Adverse Effect On Our Business and Results Of Operations.

Although, the U.S. Court of Appeals for the Fifth Circuit vacated the DOL Fiduciary Rule in March 2018, the Company implemented a number of business and compliance initiatives in order to make changes to our distribution methods and operations

In April 2018, the SEC proposed its own fiduciary rule that would impose a new standard of care on broker-dealers when making recommendations to both retirement and non-retirement accounts.  Various states have also implemented or proposed new fiduciary requirements.  Changes in the asset management industry due to new fiduciary standards may have wide-ranging consequences for the Company, our distribution partners and our product offerings, including product rationalization and reduction, as well as changes to our share classes and fee structures, revenue sharing arrangements, and investment opportunities for certain funds we manage.  New fiduciary standards could require us to implement new policies and procedures designed to comply with the new requirements.  There are no assurances that we will be able to successfully execute the significant changes and enhancements to our business model, operations, technology and compliance policies and procedures required by new fiduciary standards in a timely manner, which could materially and adversely affect our business.   New fiduciary standards could create additional liability exposure to regulatory enforcement activity, including litigation and arbitration, which may result in awards, settlements, penalties, injunctions, reputational risk, costs of defense regardless of outcome, or other adverse results.

New fiduciary standards, coupled with the introduction of unaffiliated products in our advisory programs and sustained underperformance of key investment products, could cause us to experience lower sales of our affiliated investment products, increased redemptions, or other developments that could materially and adversely affect our business.

Compliance Within A Complex Regulatory Environment Imposes Significant Financial And Strategic Costs On Our Business, and Non-Compliance Could Result in Fines And Penalties.  Non-compliance with applicable laws or regulations could result in criminal and civil liability, the suspension of our employees, sanctions being levied against us, including fines, penalties and censures, injunctive relief, suspension or expulsion from a certain jurisdiction or market, or the temporary or permanent revocation of licenses or registrations necessary to conduct our business.  A regulatory proceeding, even one that does not result in a finding of wrongdoing or sanctions, could consume substantial expenditures of time and capital. Any regulatory investigation and any failure to maintain compliance with applicable laws and regulations could severely damage our reputation or otherwise adversely affect our business and prospects.

Our Business Is Subject To Substantial Risk From Litigation, Regulatory Investigations And Potential Securities Laws Liability. Many aspects of our business involve substantial risks of litigation, regulatory investigations and/or arbitration, and from time to time, we are involved in various legal proceedings in the course of operating our business, including employment-related claims.  See Item 3 — “Legal Proceedings” of the 2017 Form 10-K.  We are exposed to liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC, FINRA and other regulatory bodies.  These regulatory bodies have the authority to review our products and business practices, and those of employees and independent financial advisors, and to bring regulatory or other legal actions against us if, in their view, our practices, or those of employees or independent financial advisors, are improper. Actions brought against us may result in awards, settlements, penalties, injunctions or other adverse results, including reputational damage. In addition, we may incur significant expenses in connection with our defense against such actions regardless of their outcome. We, our subsidiaries, and/or certain of our past and present officers, have been named as parties in legal actions, regulatory investigations and proceedings, and/or securities arbitrations in the past, and have been subject to claims alleging violation of such laws, rules and regulations, which have resulted in the payment of fines and settlements.  From time to time, we receive subpoenas or other requests for information from governmental and regulatory authorities in connection with certain industry-wide, company-specific or other investigations or proceedings. These examinations, inquiries and proceedings, have in the past and could in the future, if compliance failures or other violations are found, cause the relevant regulator to institute proceedings and impose sanctions for violations. Any such action may also result in litigation by investors in the Funds, other clients or by our stockholders, which could harm the Company’s reputation, potentially harm the investment returns of the Funds, or result in the Company being liable for damages.

In addition, the Funds to which we provide investment advisory and management services are subject to litigation and governmental and self-regulatory organization investigations and proceedings, any of which could harm the investment returns or reputation of the applicable Fund or result in our investment adviser subsidiaries being liable to the Funds for any resulting damages.

There has been an increase in litigation and regulatory investigations in the asset management and financial services industries in recent years, including customer claims, class action suits and government actions alleging substantial monetary damages and penalties.  An adverse resolution of any lawsuit, legal or regulatory proceeding or claim against us could result in substantial costs or reputational harm to us, and have a material adverse effect on our business.  In addition to these financial costs and risks, the defense of litigation, regulatory investigations or arbitration may divert resources and management’s attention from operations.

Insurance May Not Be Available On A Cost Effective Basis To Protect Us From Liability.  We face inherent liability risk related to litigation from mutual fund investors, clients, third party vendors and others, and actions taken by regulatory agencies.  To help protect against these potential liabilities, we purchase insurance in amounts, and against risks, that we consider appropriate and commercially reasonable, where such insurance is available at prices we deem acceptable. There can be no assurance, however, that a claim or claims will be covered by insurance or, if covered, will not exceed the limits of available insurance coverage, that any insurer will remain solvent and will meet its obligations to provide us with coverage, or that insurance coverage will continue to be available with sufficient limits at a reasonable cost. Insurance costs are impacted by market conditions and the risk profile of the insured, and may increase significantly over relatively short periods. In addition, certain insurance coverage may not be available or may only be available at prohibitive costs. Renewals of insurance policies may expose us to additional costs through higher premiums or the assumption of higher deductibles or co-insurance liability.

Financial Advisors In Our Retail Broker-Dealer Channel Are Classified As Independent Contractors, And Changes To Their Classification May Increase Our Operating Expenses.  From time to time, various legislative or regulatory proposals are introduced at the federal or state levels addressing the criteria for determining the status of independent contractors’ classification as employees for either employment tax purposes (withholding, social security, Medicare and unemployment taxes) or other employment benefits.  Currently, most individuals are classified as employees or independent contractors for employment tax purposes based on relevant statutory, regulatory and common law tests, including the multi-factor test utilized by the Internal Revenue Service.   We classify financial advisors associated with W&R as independent contractors for all purposes, including employment tax.  There can be no assurance that legislative, judicial or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change the independent contractor classification of those financial advisors currently associated with us or that private litigants might file actions seeking to change such classification.  The costs associated with potential changes, if any, with respect to these independent contractor classifications could have a material adverse effect on our business.

Misconduct By Our Employees And/Or By Independent Financial Advisors Could Result In Liability, Subject Us To Regulatory Sanctions Or Otherwise Adversely Affect Our Business, Results of Operations or Financial Condition. Our business is based on the trust and confidence of our clients, for whom independent financial advisors handle a significant amount of funds, as well as financial and personal information. Misconduct by our employees or by independent financial advisors could result in violations of law, regulatory sanctions and/or serious reputational or financial harm. Misconduct that could occur includes: (i) binding us to transactions that exceed authorized limits; (ii) hiding unauthorized or unsuccessful activities resulting in unknown and unmanaged risks or losses; (iii) improperly using, disclosing or otherwise compromising confidential information; (iv) recommending transactions that are not suitable; (v) engaging in fraudulent or otherwise improper activity, including the misappropriation of funds; (vi) engaging in unauthorized or excessive trading to the detriment of customers; or (vii) otherwise not complying with laws, regulations or our control procedures.  Although we have implemented a system of internal controls to minimize the risk of misconduct, there can be no assurance that our controls or precautions to detect and prevent misconduct will be effective in all cases. Preventing and detecting misconduct among independent financial advisors, who are not employees, presents additional challenges.  We could be liable in the event of misconduct by employees or independent financial advisors and we could also be subject to regulatory sanctions. Although we believe that we have adequately insured against these risks, there can be no assurance that our insurance will be maintained or that it will be adequate to meet any liability resulting from these activities.  Any damage to the trust and confidence placed in us by our clients may cause our assets under management to decline, which could adversely affect our reputation, business and prospects and lead to a material adverse effect on our business, results of operations or financial condition.

The Application of Tax Laws and Regulations and Challenges To Our Tax Positions May Adversely Affect Our Effective Tax Rate and Business.  The application of complex tax laws and regulations, including the Tax Cuts and Jobs Act enacted on December 22, 2017 (the “Tax Reform Act”), involves numerous uncertainties.  The Company has recognized the provisional tax impact of the Tax Reform Act related to the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Reform Act. The impact of the Tax Reform Act is expected to be complete when the Company’s 2017 U.S. corporate income tax return is filed in 2018.

Tax authorities may disagree with certain tax positions that we have taken, as we are periodically under audit by various state and federal jurisdictions.  We regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax provision. However, there can be no assurance that we will accurately predict the outcomes of these audits, and the actual outcomes of these audits could have a material impact on our financial statements.  Tax authorities may assess additional taxes, which could result in adjustments to, or impact the timing or amount of, taxable income, deductions or other tax allocations, and may adversely affect our effective tax rate and business.

TECHNOLOGY AND OPERATIONAL RISKS

Our Business Is Subject to Numerous Operational Risks.  Sustained Interruptions In Our Operating Systems, Technology Systems, Or Other Failure In Operational Execution, Could Materially And Adversely Affect Our Business.  We face numerous and complex operational risks related to our business on a day-to-day basis.  Operating risks include, but are not limited to:

•                  failure to properly perform or oversee mutual fund or portfolio recordkeeping responsibilities, including portfolio accounting, security pricing, corporate actions, investment restrictions compliance, daily NAV computations, account reconciliations, and required distributions to Fund shareholders to comply with tax regulations;

•                  failure to properly perform transfer agent and participant recordkeeping responsibilities, including transaction processing, supervision of staff, tax reporting, and record retention;

•                  sales and marketing risks, including the intentional or unintentional misrepresentation of products and services in advertising materials, public relations information, or other external communications, and failure to properly calculate and present investment performance data accurately and in accordance with established guidelines and regulations;

•                  failure to properly perform brokerage business responsibilities, including processing trades and client information timely and accurately, maintenance of books and records, execution of financial planning activities, and supervisory and compliance activities; and

•                  our reliance on third party vendors who, now or in the future, may perform or support important parts of our operations as there can be no assurance that they will perform properly or that our processes and plans to execute, transition or delegate these functions to others will be successful or that there will not be interruptions in services from these third parties.

The systems upon which we rely upon to conduct our business may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services, termination or capacity constraints of any of the clearing agents, exchanges, clearing houses or other third party service providers that we use to facilitate, or are component providers to, our brokerage operations, securities transactions and other product manufacturing and distribution activities.  Any such failure, termination or constraint could adversely impact our ability to effect transactions, service our clients, manage our exposure to risk, or otherwise achieve desired outcomes.  Failure to keep current and accurate books and records can render us subject to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients. In connection with the modernization of our brokerage and advisory platforms and products, a significant portion of our software is licensed from and supported by third party vendors upon whom we rely to prevent operating system failure.  A suspension or termination of these licenses or the related support, upgrades and maintenance could cause system delays or interruption.  If any of our financial, portfolio accounting, brokerage or other data processing systems, or the systems of third parties on whom we rely, do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, or those of third parties on whom we rely, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory problems or damage to our reputation.

Interruptions could be caused by operational failures arising from service provider, employee or advisor error or malfeasance, interference by third parties, including hackers, our implementation of new technology, as well as from our maintenance of existing technology. Our financial, accounting, brokerage, data processing or other operating systems and facilities may fail to operate or report data properly, experience connectivity disruptions or otherwise become disabled as a result of events that are wholly or partially beyond our control, adversely affecting our ability to process transactions or provide products and services to our clients. These interruptions can include fires, floods, earthquakes and other natural disasters, power losses, equipment failures, attacks by third parties, failures of internal or vendor personnel, software, equipment or systems and other events beyond our control. Although we have developed and maintain a comprehensive business continuity plan, and require our key technology vendors and service providers to do the same, there are inherent limitations in such plans and they might not, despite testing and monitoring, operate as designed. Further, we cannot control the execution of any business continuity plans implemented by our service providers.

Failure To Implement New Information Technology Systems Successfully Could Materially And Adversely Affect Our Business.  We are in the process of modernizing our brokerage and advisory platforms and products and implementing new information technology systems, including innovative account management systems, real-time client access to information and financial planning tools that we believe will facilitate and improve our core businesses and our productivity, and position our retail broker-dealer channel for long-term competitiveness.  Additionally, new fiduciary standards could require significant changes to our business operations, including, but not limited to, our distribution methods, compensation models and product shelf.  We may be required to make significant capital expenditures to maintain competitive infrastructure. Our technology infrastructure is vital to the competitiveness of our business.  We depend on specialized technology to operate our business and a number of our key information technology systems were developed solely to handle our particular information technology infrastructure.  Our continued success depends on our ability to effectively integrate necessary technology systems across our organization, and to adopt new or adapt existing technologies to meet client, industry, and regulatory demands.  There can be no assurance that we will successfully implement new information technology systems, that our existing technology infrastructure can support new systems or changes to existing systems, that their implementation will be completed in a timely or cost effective manner, or that we will derive the expected benefits from these new systems.  Failure to implement or maintain adequate information technology infrastructure may cause us to lose investors, clients, financial advisors and fail to maintain regulatory compliance, which could severely damage our reputation, impede our ability to support business growth, and materially and adversely affect our results of operations.

A Failure In Or Breach Of Our Operational Or Security Systems Or Our Technology Infrastructure, Or Those Of Third Parties, Or Failure To Maintain Adequate Business Continuity Plans, Could Result In A Material Adverse Effect On Our Business And Reputation.   We are highly dependent upon the use of various proprietary and third party software applications and other technology systems to operate our business.  As part of our normal operations, we process a large number of transactions on a daily basis and maintain and transmit confidential client and employee information, the safety and security of which is dependent upon the effectiveness of our information security policies, procedures, capabilities and employees to protect such systems and the data that reside on or are transmitted through them.  Although we take protective measures and endeavor to modify these protective measures as circumstances warrant, technology is subject to rapid change and the nature of the threats continue to evolve.  As a result, our operating and technology systems, software and networks may fail to operate properly or become disabled, or may be vulnerable to unauthorized access, inadvertent disclosure, loss or destruction of data (including confidential client information), computer viruses or other malicious code, cyber attacks and other events that could materially damage our operations, have an adverse security impact, or cause the disclosure or modification of sensitive or confidential information.  Most of the software applications that we use in our business are licensed from, and supported, upgraded and maintained by, third party vendors. A suspension or termination of certain of these licenses or the related support, upgrades and maintenance could cause temporary system delays or interruption.  We also take precautions to password protect and/or encrypt our laptops and other mobile electronic hardware.  If such hardware is stolen, misplaced or left unattended, it may become vulnerable to hacking or other unauthorized use, creating a possible security risk and resulting in potentially costly actions by us.  Further, while we have in place a disaster recovery plan to address business continuity and catastrophic and unpredictable events, there is no guarantee that this plan will be sufficient in responding to or ameliorating the effects of all disaster scenarios, and we may experience system delays and interruptions as a result of natural disasters, power failures, acts of war, and third party failures.   In addition, we rely to varying degrees on outside vendors for disaster contingency support, and we cannot be assured that these vendors will be able to perform in an adequate and timely manner.

The breach of our operational or security systems or our technology infrastructure, or those of third parties, due to one or more of these events could cause interruptions, malfunctions or failures in our operations and/or the loss or inadvertent disclosure of confidential client information could result in substantial financial loss or costs, liability for stolen assets or information, breach of client contracts, client dissatisfaction and/or loss, regulatory actions, remediation costs to repair damage caused by the breach, additional security costs to mitigate against future incidents and litigation costs resulting from the incident.  Although we seek to assess regularly and improve our existing business continuity plans, a major disaster, or one that affected certain important operating areas, or our inability to recover successfully should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.  These events, and those discussed above, could have a material adverse effect on our business and reputation.

Failure To Establish Adequate Controls And Risk Management Policies, The Circumvention Of Controls And Risk Management Policies, Or Fraud Could Have An Adverse Effect On Our Reputation And Financial Position.  We have established a comprehensive risk management process and continue to enhance various controls, procedures, policies and systems to monitor and manage risks; however, we cannot assure that such controls, procedures, policies and systems will successfully identify and manage internal and external risks to our business. We are subject to the risk that our employees, contractors or other third parties may deliberately seek to circumvent established controls to commit fraud or act in ways that are inconsistent with our controls, policies and procedures. Persistent attempts to circumvent policies and controls, or repeated incidents involving fraud, conflicts of interests or transgressions of policies and controls, could have a materially adverse effect on our reputation and lead to costly regulatory inquiries, fines and/or sanctions.

Our Own Operational Failures Or Those Of Third Parties We Rely On, Including Failures Arising Out Of Human Error, Could Disrupt Our Business And Damage Our Reputation.  Our business is highly dependent on our ability to process, on a daily basis, large numbers of transactions. These transactions generally must comply with client investment guidelines, as well as stringent legal and regulatory standards.  Despite our employees being highly trained and skilled, due to the large number of transactions we process, errors may occur. If we make mistakes in performing our services that cause financial harm to our clients, our clients may seek to recover their losses. The occurrence of mistakes, particularly significant ones, could have a material adverse effect on our reputation and business.

RISKS RELATED TO OUR BUSINESS

A Failure To Protect Our Reputation Could Adversely Affect Our Businesses.  Our reputation is one of our most important assets. Our ability to attract and retain customers, investors, employees and financial advisors is highly dependent upon external perceptions of our Company. Damage to our reputation could cause significant harm to our business and prospects and may arise from numerous sources, including litigation or regulatory actions, failing to deliver minimum standards of service and quality, compliance failures, any perceived or actual weakness in our financial strength or liquidity, technological, cybersecurity, or other security breaches (including attempted breaches) resulting in improper disclosure of client or employee personal information, unethical behavior, and the misconduct of employees, financial advisors and counterparties. Negative perceptions or publicity regarding these matters, even if they are baseless or eventually satisfactorily addressed, could damage our reputation among existing and potential customers, investors, employees and financial advisors. Reputations may take decades to build, and negative incidents can quickly erode trust and confidence, particularly if they result in adverse mainstream and social media publicity, governmental investigations or litigation. Adverse developments with respect to our industry may also, by association, negatively impact our reputation or result in greater regulatory or legislative scrutiny or litigation against us.

Our reputation is also dependent on our continued identification of and mitigation against conflicts of interest, including those relating to our proprietary activities. For example, conflicts may arise between our position as a provider of financial planning services and as an investment adviser to Funds that one of our financial advisors may recommend to a financial planning client. We have procedures and controls that are designed to identify, address and appropriately disclose perceived conflicts of interest. However, identifying and appropriately addressing conflicts of interest is complex, and our reputation could be damaged if we fail, or appear to fail, to address conflicts of interest appropriately.

In addition, the SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest, including through the implementation of new fiduciary standards. It is possible that potential or perceived conflicts could give rise to litigation or enforcement actions. It is possible also that the regulatory scrutiny of, and litigation in connection with, conflicts of interest will make our clients less willing to enter into transactions in which such a conflict may occur, and may materially affect our business.

Our Expenses Are Subject To Fluctuations That Could Materially Affect Our Operating Results.  Our results of operations are dependent on the level of expenses, which can vary significantly from period to period. Our expenses may fluctuate as a result of, among other things:

•                  expenses incurred in connection with our strategic plans to strengthen our long-term competitive position;

•                  variations in the level of total compensation expense due to bonuses, equity compensation, changes in employee benefit costs due to regulatory or plan design changes, changes in our employee count and mix, competitive factors and inflation;

•                  expenses incurred to support distribution of our investment products;

•                  expenses incurred to develop new products;

•                  expenses and capital costs incurred to maintain and enhance our administrative and operation services infrastructure, including compliance systems, technology assets, and related depreciation and amortization;

•                  the future impairment of intangible assets or goodwill that is currently recognized on our balance sheet;

•                  unanticipated costs incurred to protect investor accounts and client goodwill;

•                  disruptions of third party services such as communications, power, client account management and processing systems, and mutual fund transfer agency and accounting systems; and

•                  responding to significant changes in our business model brought on by regulatory change.

Increases in our level of expenses, or our inability to reduce our level of expenses, could materially affect our operating results.  In August 2017, we announced our goal of increasing pre-tax income by $30 to 40 million, on a run-rate basis, by 2019, of which we have already achieved approximately $20 million by December 31, 2017.   If we are unable to effect appropriate expense reductions in a timely manner to align with decreases in our revenue due to, among other things, a decline in the level of our assets under management or our current business environment, through operational changes or performance improvement, our business may be adversely affected.

We Have Significant Goodwill and Intangibles On Our Balance Sheet, And Any Impairment Could Adversely Affect Our Results of Operations.  At December 31, 2017, our total assets were approximately $1.38 billion, of which approximately $147.1 million, or 11%, consisted of goodwill and identifiable intangible assets.  See Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” of the 2017 Form 10-K.    We complete an ongoing review of goodwill and intangible assets for impairment on an annual basis or more frequently whenever events or a change in circumstances warrant.  Important factors in determining whether an impairment of goodwill or intangible assets might exist include significant continued underperformance compared to peers, the likelihood of termination or non-renewal of a mutual fund advisory or sub-advisory contract or substantial changes in revenues earned from such contracts, significant changes in our business and products, material and ongoing negative industry or economic trends, or other factors specific to each asset or subsidiary being tested.  Because of the significance of goodwill and other intangibles to our consolidated balance sheets, the impairment analysis is critical. Any changes in key assumptions about our business and our prospects, or changes in market conditions or other externalities, could result in an impairment charge.  Any such charge could have a material effect on our results of operations.

We May Engage In Strategic Transactions And Opportunities That Could Create Risk In Order To Maintain Or Enhance Our Competitive Position.  The Company has and may acquire or invest in businesses that it believes will add value and generate positive net returns.  Any strategic transaction can involve a number of risks, including additional demands on our existing employees; additional or new regulatory requirements, operating facilities and technologies; adverse effects in the event acquired intangible assets or goodwill become impaired; and the existence of liabilities or contingencies not disclosed to or otherwise known by us prior to closing a transaction.  Acquisitions also pose the risk that any business we acquire may lose customers or employees or could underperform relative to expectations. We could also experience financial or other setbacks if pending transactions encounter unanticipated problems, including problems related to closing or the integration of technology and new employees.  There can be no assurance that we will find suitable candidates for strategic transactions at acceptable prices, have sufficient capital resources to pursue such transactions or be successful in negotiating the required agreements. Following the completion of an acquisition, we may have to rely on the seller to provide administrative and other support, including financial reporting and internal controls, to the acquired business for a period of time. There can be no assurance that such sellers will do so in a manner that is acceptable to us.  We may be required to spend additional time or money on integration which could decrease its earnings and prevent the Company from focusing on the development and expansion of its existing business and services.  These risks could result in decreased earnings and harm to the Company’s competitive position in the investment management and/or brokerage industry.

Our Ability To Maintain Our Credit Ratings And To Access The Capital Markets In A Timely Manner Should We Seek To Do So Depends On A Number Of Factors.  Our access to the capital markets depends significantly on our credit ratings. We believe that rating agency concerns include, but are not limited to, the fact that our revenues are exposed to equity market volatility and the potential impact from regulatory changes to the industry. Additionally, the rating agencies could decide to downgrade the entire investment management industry based on their perspective of future growth and solvency. Material deterioration of these factors, and others defined by each rating agency, could result in downgrades to our credit ratings, thereby limiting our ability to generate additional financing. We cannot predict what actions rating organizations may take, or what actions we may take in response to the actions of rating organizations, which could adversely affect our business. As with other companies in the financial services industry, our ratings could be changed at any time and without any notice by the ratings organizations.  Our credit facility borrowing rates are tied to our credit ratings. Management believes that solid investment grade ratings are an important factor in winning and maintaining institutional business and strives to manage the Company to maintain such ratings.  A downgrade in our credit ratings, or the announced potential for a downgrade, could have a significant adverse effect on our financial condition and results of operations.

A reduction in our long-term credit ratings could increase our borrowing costs, could limit our access to the capital markets, and may result in outflows thereby reducing assets under management and operating revenues. Volatility in global finance markets may also affect our ability to access the capital markets should we seek to do so. If we are unable to access capital markets in a timely manner, our business could be adversely affected.

The Terms Of Our Credit Facility And Senior Unsecured Notes Impose Restrictions On Our Operations That May Adversely Impact Our Prospects And The Operations Of Our Business. There are no assurances that we will be able to raise additional capital if needed, which could negatively impact our liquidity, prospects and operations. We have entered into a three-year revolving credit facility (the “Credit Facility”) with various lenders providing for total availability of $100 million. Under the Credit Facility, the lenders may, at their option upon our request, expand the Credit Facility to $200 million. At August 30, 2018, there was no balance outstanding under the Credit Facility. We also have outstanding $95 million of 5.75% senior notes, series B, due 2021, which were issued on January 13, 2011 pursuant to a note purchase agreement.   The terms and conditions of the Credit Facility and note purchase agreement impose restrictions that affect, among other things, our ability to incur additional debt, make capital expenditures and acquisitions, merge, sell assets, pay dividends and create or incur liens. Our ability to comply with the financial covenants set forth in the Credit Facility and note purchase agreement could be affected by events beyond our control, and there can be no assurance that we will achieve operating results that will comply with such terms and conditions, a breach of which could result in a default under our credit facility and note purchase agreement. In the event of a default under the Credit Facility and/or note purchase agreement, the banks could elect to declare the outstanding principal amount of the Credit Facility, all interest thereon, and all other amounts payable under the Credit Facility to be immediately due and payable, and the Company’s obligations under the senior unsecured notes could be accelerated and become due and payable, including any make-whole amount, respectively.

Our ability to meet our cash needs and satisfy our debt obligations will depend upon our future operating performance, asset values, the perception of our creditworthiness and, indirectly, the market value of our stock.

These factors may be affected by prevailing economic, financial and business conditions and other circumstances, some of which are beyond our control. We anticipate that any funds generated by any borrowings from our existing credit facility and/or cash provided by operating activities will provide sufficient funds to finance our business plans, meet our operating expenses and service our debt obligations as they become due. However, in the event that we require additional capital, there can be no assurance that we will be able to raise such capital when needed or on satisfactory terms, if at all, and there can be no assurance that we will be able to renew or refinance our credit facility or senior unsecured notes upon their maturity or on favorable terms. If we are unable to raise capital or obtain financing, we may be forced to incur unanticipated costs or revise our business plan.

Net Capital Requirements May Impede The Business Operations Of Our Subsidiaries.  Certain of our subsidiaries are subject to net capital requirements imposed by various federal, state, and foreign authorities. Each of our subsidiaries’ net capital meets or exceeds all current minimum requirements; however, a significant change in the required net capital, an operating loss, or an extraordinary charge against net capital could adversely affect the ability of our subsidiaries to expand or even maintain their operations if we were unable to make additional investments in them.

RISKS RELATED TO OUR COMMON STOCK

The Market Price Of Our Stock May Fluctuate.  The market price of our Class A common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including changes in expectations concerning our future financial performance and the future performance of the financial services industry in general, including financial estimates and recommendations by securities analysts; differences between our actual financial and operating results and those expected by investors and analysts; our strategic moves and those of our competitors, such as acquisitions, divestitures or restructurings; changes in the regulatory framework of the financial services industry and regulatory action; changes in and the adoption of accounting standards and securities and insurance rating agency processes and standards applicable to our businesses and the financial services industry; and changes in general economic or market conditions.  Additionally, stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Our Holding Company Structure Results In Structural Subordination And May Affect Our Ability To Fund Our Operations And Make Payments On Our Debt. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including $95 million of our senior notes, are dependent upon the earnings of our subsidiaries and the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt or provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of our debt to participate in those assets, would be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

There Are No Assurances That We Will Pay Future Dividends, Which Could Adversely Affect Our Stock Price. The Waddell & Reed Financial, Inc. Board of Directors (the “Board of Directors”) currently intends to continue to declare quarterly dividends on our Class A common stock.  However, the declaration and payment of dividends is subject to the discretion of our Board of Directors. Any determination as to the payment of dividends, as well as the level of such dividends, will depend on, among other things, general economic and business conditions, our strategic plans, our financial results and condition, and contractual, legal, and regulatory restrictions on the payment of dividends by us or our subsidiaries. We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to provide us with cash. There can be no assurance that the current quarterly dividend level will be maintained or that we will pay any dividends in any future period. Any change in the level of our dividends or the suspension of the payment of dividends could adversely affect our stock price.  See Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” of the 2017 Form 10-K.

Provisions Of Our Organizational Documents Could Deter Takeover Attempts, Which Some Of Our Stockholders May Believe To Be In Their Best Interest. Under our Restated Certificate of Incorporation, our Board of Directors has the authority, without action by our stockholders, to fix certain terms and issue shares of our Preferred Stock, par value $1.00 per share. Actions of our Board of Directors pursuant to this authority may have the effect of delaying, deterring or preventing a change in control of the Company. Other provisions in our Restated Certificate of Incorporation and in our Amended and Restated Bylaws impose procedural and other requirements that could be deemed to have anti-takeover effects, including replacing incumbent directors. Our Board of Directors is divided into three classes, each of which is to serve for a staggered three-year term after the initial classification and election, and incumbent directors may not be removed without cause, all of which may make it more difficult for a third party to gain control of our Board of Directors. In addition, as a Delaware corporation, we are subject to section 203 of the Delaware General Corporation Law. With certain exceptions, section 203 imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our voting stock.

SELLING STOCKHOLDERS

The table below sets forth information with respect to the beneficial ownership of our Class A common stock by the selling stockholders immediately prior to and after this offering.  No selling stockholder owns, on the date hereof, in excess of one percent of the outstanding Class A common stock.  All information with respect to beneficial ownership has been furnished by the selling stockholders.  The number of shares that may be sold by each selling stockholder from time to time will be updated in supplements to this Prospectus, which will be filed with the SEC in accordance with Rule 424(b) of the Securities Act.  In each case, the indicated number of shares of Class A common stock includes vested and unvested restricted Class A common stock. Unvested shares of Class A common stock may not be sold by selling stockholders unless and until the applicable awards vest in accordance with the terms and conditions of the awards.  Under Rule 416 of the Securities Act, the selling stockholders may also offer and sell Class A common stock issued to the selling stockholders as a result of, among other things, stock splits, stock dividends and other similar events that affect the number of shares of Class A common stock held by the selling stockholders.

Name	Class A Common Stock Beneficially Owned as of August 30, 2018 (1)	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percentage of Shares Beneficially Owned After Offering (2)

Sharilyn S. Gasaway
Director	37,761	37,761	0	*

Thomas C. Godlasky
Chairman of the Board	38,985	38,985	0	*

Alan W. Kosloff
Director	59,691	59,691	0	*

Dennis E. Logue
Director	67,530	67,280	250	*

Michael F. Morrissey
Director	37,761	37,761	0	*

James M. Raines
Director	24,826	23,326	1,500	*

Jerry W. Walton
Director	81,332	75,404	5,928	*

Brent K. Bloss
Executive Vice President and Chief Operating Officer	256,815	256,777	38	*

Mark P. Buyle
Senior Vice President, General Counsel, Chief Legal Officer and Secretary	45,321	45,060	261	*

Benjamin R. Clouse
Senior Vice President and Chief Financial Officer	52,879	52,842	37	*

Name	Class A Common Stock Beneficially Owned as of August 30, 2018 (1)	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percentage of Shares Beneficially Owned After Offering (2)

Philip J. Sanders
Chief Executive Officer, Chief Investment Officer and Director	531,182	530,576	606	*

John E. Sundeen, Jr.
Senior Vice President and Chief Administrative Officer — Investments	304,672	293,823	10,849	*

* Less than 1%

(1)                                 Indirect beneficial ownership includes shares owned (a) by the director or officer as trustee or beneficiary of a personal trust, or (b) by a spouse of the director or officer.

(2)                                 Assumes that all shares offered hereby are sold, but no other securities held by the selling stockholder are sold.

PLAN OF DISTRIBUTION

The Class A common stock being offered by the selling stockholders pursuant to this Prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest.  Such sales may be made on the NYSE, in negotiated transactions or through a combination of these methods.  The selling stockholders may offer the shares at prices relating to the prevailing market price or at negotiated prices.  In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such rule rather than pursuant to this Prospectus.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale.  The selling stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds or sales discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of that Act.

USE OF PROCEEDS

We will not receive any proceeds from this offering.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this Prospectus has been passed upon for us by Hughes & Luce, L.L.P., Dallas, Texas.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2017 consolidated financial statements refers to a change to the method of accounting for net period pension cost.

INDEMNIFICATION

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that each person who was or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director or officer of another company, partnership, joint venture, trust, or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended (but, in the case of any amendment, only to the extent that amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to that amendment), against all expense, liability, and loss reasonably incurred or suffered by that person in connection therewith and that indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, and administrators.

Section 102 of the Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty.  The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability:  (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law; (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for transactions in which the director received an improper personal benefit.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses as the court deems proper.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

We have also entered into an indemnification agreement with each of our executive officers and directors (each, an “Indemnitee”).  The indemnification agreement provides that we will (subject to certain exceptions) defend, hold harmless and indemnify the Indemnitee to the fullest extent permitted by law in connection with any proceeding covered by the indemnification agreement.  The indemnification agreement also provides that we will, to the fullest extent permitted by law, advance all expenses incurred by an Indemnitee in connection with a proceeding covered by the indemnification agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Waddell & Reed Financial, Inc.

1,519,286 SHARES

CLASS A COMMON STOCK, $.01 PAR VALUE

PROSPECTUS

August 30, 2018

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by us with the SEC pursuant to the Securities Act and the Exchange Act are incorporated into this Registration Statement by reference and are deemed a part of this Registration Statement:

(a)                                 Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018;

(b)                                 The portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 2, 2018, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(c)                                  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the SEC on May 4, 2018 and August 3, 2018, respectively;

(d)                                 Our Current Reports on Form 8-K, filed with the SEC on January 18, 2018, February 20, 2018, April 18, 2018 and May 1, 2018 (other than information furnished pursuant to Item 2.02 and Item 7.01 and any related exhibits of any Current Report on Form 8-K); and

(e)                                  The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 27, 1998, including any amendment or report filed for the purpose of updating such description.

All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than such portions and exhibits of the respective filings that were furnished pursuant to Items 2.02 or 7.01 of Current Reports on Form 8-K and not deemed filed under the Exchange Act) will be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of those documents.  Any statement incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified, replaced or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this Registration Statement modifies, replaces or supersedes that statement.  Any statement so modified, replaced or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that each person who was or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director or officer of another company, partnership, joint venture, trust, or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended (but, in the case of any amendment, only to the extent that amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to that amendment), against all expense, liability, and loss reasonably incurred or suffered by that person in connection therewith and that indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, and administrators.

Section 102 of the Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty.  The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability:  (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law; (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for transactions in which the director received an improper personal benefit.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses as the court deems proper.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

We have also entered into an indemnification agreement with each Indemnitee.  The indemnification agreement provides that we will (subject to certain exceptions) defend, hold harmless and indemnify the Indemnitee to the fullest extent permitted by law in connection with any proceeding covered by the indemnification agreement.  The indemnification agreement also provides that we will, to the fullest extent permitted by law, advance all expenses incurred by an Indemnitee in connection with a proceeding covered by the indemnification agreement.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number	Description

4.1

Specimen of Class A Common Stock Certificate, par value $0.01 per share. Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-43687, on February 27, 1998 and incorporated herein by reference.

4.2

Waddell & Reed Financial, Inc. 1998 Non-Employee Director Stock Award Plan, as amended and restated. Filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, File No. 001-13913, for the quarter ended September 30, 2012 and incorporated herein by reference.

4.3

Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan, as amended and restated. Filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, File No. 001-13913, for the quarter ended September 30, 2012 and incorporated herein by reference.

4.4

Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated. Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-13913, on April 14, 2016 and incorporated herein by reference.

5.1

Opinions of Hughes & Luce, L.L.P. Filed as Exhibit 5.1 to each of the Company’s Registration Statements on Form S-8, File Nos. 333-65827 and 333-44528, on October 16, 1998 and August 25, 2000, respectively, and incorporated herein by reference.

23.1	Consents of Hughes & Luce, L.L.P. Contained in Exhibit 5.1 hereto.

23.2*	Consent of KPMG LLP.

24.1

Powers of Attorney. Filed as Exhibit 24.1 to the Company’s Post-Effective Amendment No. 18 to Form S-8, File No. 333-65827, Post-Effective Amendment No. 7 to Form S-8, File No. 333-44528, and Post-Effective Amendment No. 1 to Form S-8, File No. 333-210759, on August 12, 2016 and incorporated herein by reference.

* Filed herewith

ITEM 9.   UNDERTAKINGS.

(a)                                 We hereby undertake:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                                 We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on August 30, 2018.

WADDELL & REED FINANCIAL, INC.

/s/ BENJAMIN R. CLOUSE
Benjamin R. Clouse
Senior Vice President and Chief Financial
Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to its Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

/s/ PHILIP J. SANDERS	Chief Executive Officer	August 30, 2018
Philip J. Sanders	Chief Investment Officer and Director
(Principal Executive Officer)

/s/ BENJAMIN R. CLOUSE	Senior Vice President and Chief Financial Officer	August 30, 2018
Benjamin R. Clouse	(Principal Financial Officer and Principal Accounting Officer)

*/s/ SHARILYN S. GASAWAY	Director	August 30, 2018
Sharilyn S. Gasaway

*/s/ THOMAS C. GODLASKY	Chairman of the Board	August 30, 2018
Thomas C. Godlasky

*/s/ ALAN W. KOSLOFF	Director	August 30, 2018
Alan W. Kosloff

*/s/ DENNIS E. LOGUE	Director	August 30, 2018
Dennis E. Logue

*/s/ MICHAEL F. MORRISSEY	Director	August 30, 2018
Michael F. Morrissey

*/s/ JAMES M. RAINES	Director	August 30, 2018
James M. Raines

*/s/ JERRY W. WALTON	Director	August 30, 2018
Jerry W. Walton

*By:	/s/ Jeffrey P. Bennett
Jeffrey P. Bennett
Attorney-in-fact